UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): February 17, 2006

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-05571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-201, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817)415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_           Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.02  Results of Operations and Financial Condition.

On February 17, 2006, RadioShack Corporation (the “Company”) issued a press release containing certain information with respect to its fourth quarter and year-end 2006 financial results. A copy of the press release is attached as Exhibit 99.1.

In the press release, the Company utilized a non-GAAP financial measure to present the Company’s 2005 free cash flow. Management does not intend the presentation of this non-GAAP financial measure to be considered in isolation or as a substitute for measures prepared in accordance with GAAP. The Company utilized a non-GAAP financial measure in the press release to present the Company’s 2005 free cash flow. The Company’s management believes that free cash flow is an appropriate indication of the Company’s ability to repay maturing debt, change dividend payments or fund other uses of capital that management believes will enhance stockholder value.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.

99.1         Press Release, dated February 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 17th day of February, 2006.

RADIOSHACK CORPORATION /s/ David S. Goldberg ------------------------------------------ David S. Goldberg Senior Vice President - Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.

99.1         Press Release, dated February 17, 2006.

          Exhibit 99.1

          February 17, 2006

For further information contact: James M. Grant, Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com	Kay Jackson, Senior Director, Public Relations (817) 415-3300 Media.relations@radioshack.com

RadioShack Corporation Announces 2005 Fourth Quarter, Fiscal Year Financial Results Company
Initiates Turnaround Plan to Restore Operating Income Growth

Fort Worth, Texas, February 17, 2006 – RadioShack Corporation (NYSE: RSH) today announced net income of $49.5 million or $0.36 per diluted share for the quarter ended December 31, 2005 versus net income of $130.9 million or $0.81 per diluted share for the quarter ended December 31, 2004. This represents a fourth quarter 2005 rate of decline of 62% in net income and 56% in diluted earnings per share. Before the cumulative effect of a change in accounting principle, fourth quarter 2005 diluted earnings per share was $0.38.

As reported last month, fourth quarter 2005 comparable store sales were up 4% versus the prior year. Total sales in the fourth quarter of 2005 were up 5% to $1,672 million, compared to total sales of $1,593 million for the previous year.

Fourth quarter 2005 gross margin rate was 41.1% versus 49.3% the previous year, a decline of 819 basis points. The decline was driven primarily by the write-down of $62 million in inventory as well as a merchandise mix shift and more promotional activity versus the prior period.

“Sales results were good in many low-margin non-wireless categories; however, we experienced lower sales in high-margin categories. In addition, wireless sales and profits were below our expectations,” said David Edmondson, president and chief executive officer. “The poor fourth quarter performance caused us to take a much deeper look at the state of our business and resulted in the launch of a turnaround plan including the significant fourth quarter inventory write-down.”

For fiscal year 2005, RadioShack reported net income of $265.3 million or $1.78 per diluted share versus net income of $337.2 million or $2.08 per diluted share in fiscal year 2004. This represents a fiscal year 2005 decline of 21% in net income and 14% in diluted earnings per share.

The collective full year impact to net income from identifiable transition costs related to RadioShack’s termination of its Verizon Wireless agreement was $19 million due to inventory write-downs and labor. The vast majority of costs were incurred in the fourth quarter.

Fiscal year 2005 comparable store sales were up 1% versus the prior year. Total sales in fiscal 2005 were $5,082 million versus $4,841 million in fiscal 2004, an increase of 5%.

“RadioShack failed to achieve its financial objectives in 2005,” Edmondson said. “We implemented several key changes including executive management, advertising, store operations, merchandise assortment, long-term wireless agreements, and more. We believe that the company’s strategy is sound. But we must move at a much faster pace with a greater sense of urgency, and that is what necessitates our turnaround plan.”

RadioShack generated $158.5 million in free cash flow(1) in 2005. Free cash flow for 2005 came in higher than management’s prior projections largely due to the timing of year end reconciliation of matters related to the transition of wireless carriers. This factor drove accounts payable at year end approximately $65 million higher than anticipated.

The company is initiating fiscal year 2006 estimated free cash flow guidance of $50 million to $100 million.

The Turnaround

Over the next 18 months, RadioShack intends to achieve three major goals: increase the average unit volume of its core store base, rationalize its cost structure, and grow profitable square feet in its store portfolio.

The company will replace old, slower-moving merchandise with new, faster-moving merchandise within higher growth categories. RadioShack will concentrate its efforts and investment on improving top-performing stores in order to deliver a great customer experience. To do so, it will close 400 – 700 company-operated stores. In addition, the company intends to better align overhead costs with its business model which will help generate more profit per square foot. Lastly, the company will continue to expand its kiosk business and aggressively relocate RadioShack stores to better real estate.

---------------------------------

(1)   Free cash flow is a non-GAAP financial measure. See reconciliation to net cash provided by operating activities on page 8.

The estimated costs of most of these moves are quantified (in millions) in the following table:

	2005		2006
Inventory Transition	($62	)*	($5) - ($10)
Store Closures	$0		($50) - ($90)^
Total Inventory Transition and Store Closures	($62)		($55) - ($100)

* = Includes $11 million related to the inventory transition from Verizon Wireless
^ = Some costs may be incurred in 2007 depending on the number and timing of store closures

The cash impact on the store closings is expected to be positive due to the sell through of most inventory.

In addition, RadioShack intends to close its distribution centers in Charleston, SC and in Southhaven, MS. The impact to the company’s income statement is anticipated to be neutral, but the cash implications are likely to be positive due primarily to the release of a safety stock of inventory.

General and administrative (a.k.a. overhead) expense implications of the turnaround are unknown at the present time. The company will review overhead expenses to identify potential sources of cost reduction.

“While the execution of the turnaround plan will trigger the recognition of significant costs, we are confident that the steps we are taking will put RadioShack back on the track to sustained profitable growth,” Edmondson said.

Communication

Today, starting at 9:30 a.m. ET, management will host a live webcast of its annual institutional investor conference to discuss its financial results. The public is invited to listen to the event live on the Internet at www.radioshackcorporation.com on the Investor Relations page. The webcast will be replayed after the conference.

Statements made in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as “estimated” and other similar words or phrases. These uncertainties include, but are not limited to, the execution and impact of our turnaround plan, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the SEC such as RadioShack’s most recent Forms 10-K and 10-Q.

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: nearly 7,000 company and dealer stores; over 100 RadioShack locations in Mexico; and more than 700 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within an estimated five minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Income Statement (Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Increase/ (Decrease)	Twelve Months Ended December 31,		Increase/ (Decrease)
	2005	2004	2005 vs 2004	2005	2004	2005 vs 2004
Net sales and operating revenues	$1,671.9	$1,593.3	$78.6	$5,081.7	$4,841.2	$240.5
Cost of products sold	985.0	808.2	176.8	2,706.3	2,406.7	299.6
Gross profit	686.9	785.1	(98.2)	2,375.4	2,434.5	(59.1)
Operating expenses:
Selling, general and administrative	575.2	544.5	30.7	1,904.6	1,774.8	129.8
Depreciation and amortization	32.2	28.1	4.1	123.8	101.4	22.4
Total operating expenses	607.4	572.6	34.8	2,028.4	1,876.2	152.2
Operating income	79.5	212.5	(133.0)	347.0	558.3	(211.3)
Interest income	1.1	5.5	(4.4)	5.9	11.4	(5.5)
Interest expense	14.1	8.6	5.5	44.5	29.6	14.9
Other income, net	--	--	--	10.2	2.0	8.2
Income before income taxes	66.5	209.4	(142.9)	318.6	542.1	(223.5)
Provision for income taxes	14.1	78.5	(64.4)	50.4	204.9	(154.5)
Income before cumulative effect of change in accounting principle	52.4	130.9	(78.5)	268.2	337.2	(69.0)
Cumulative effect of change in accounting principle, net of taxes	(2.9)	--	(2.9)	(2.9)	--	(2.9)
Net income	$49.5	$130.9	$(81.4)	$265.3	$337.2	$(71.9)
Net income per share
Basic:
Income before cumulative effect of change in accounting principle	$0.39	$0.82	$(0.43)	$1.81	$2.09	$(0.28)
Cumulative effect of change in accounting principle, net of taxes	$(0.02)	$--	$(0.02)	$(0.02)	$--	$(0.02)
Basic earnings per share	$0.37	$0.82	$(0.45)	$1.79	$2.09	$(0.30)
Diluted:
Income before cumulative effect of change in accounting principle	$0.38	$0.81	$(0.43)	$1.80	$2.08	$(0.28)
Cumulative effect of change in accounting principle, net of taxes	$(0.02)	$--	$(0.02)	$(0.02)	$--	$(0.02)
Diluted earnings per share	$0.36	$0.81	$(0.45)	$1.78	$2.08	$(0.30)
Avg shares used to compute earnings per share:
Basic	135.4	159.3	(23.9)	148.1	161.0	(12.9)
Diluted	135.7	160.7	(25.0)	148.8	162.5	(13.7)
Shares outstanding	135.0	158.2	(23.2)

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited) (In millions)
	Dec. 31, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$224.0	$437.9
Accounts and notes receivable, net	309.4	241.0
Inventories, net	947.3	1,003.7
Other current assets	130.2	92.5
Total current assets	1,610.9	1,775.1
Property, plant and equipment, net	476.2	652.0
Other assets, net	101.6	89.6
Total assets	$2,188.7	$2,516.7

Liabilities and Stockholders' Equity
Notes payable	$40.9	$55.6
Accounts payable	473.4	442.2
Accrued expenses	382.4	342.1
Income taxes payable	75.0	117.5
Total current liabilities	971.7	957.4
Long-term debt, excluding current maturities	494.9	506.9
Other non-current liabilities	135.1	130.3
Total liabilities	1,601.7	1,594.6
Stockholders' equity	587.0	922.1
Total liabilities and stockholders' equity	$2,188.7	$2,516.7

RADIOSHACK CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (Unaudited) (In millions)
	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$265.3	$337.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	123.8	101.4
Cumulative effect of change in accounting principle	4.7	--
Other items	(77.9)	49.9
Changes in operating assets and liabilities:
Receivables	(68.2)	(53.0)
Inventories	56.4	(234.2)
Other current assets	28.5	(7.5)
Accounts payable, accrued expenses, income taxes payable, and other	30.3	158.7
Net cash provided by operating activities	362.9	352.5
Cash flows from investing activities:
Additions to property, plant and equipment	(170.7)	(229.4)
Proceeds from sale of property, plant and equipment	226.0	2.5
Purchase of retail subsidiary	--	(59.1)
Other investing activities	(16.0)	(4.2)
Net cash used in investing activities	39.3	(290.2)
Cash flows from financing activities:
Purchases of treasury stock	(625.8)	(251.1)
Sales of treasury stock to employee stock plans	30.1	35.4
Proceeds from exercise of stock options	17.4	50.4
Payment of dividends	(33.7)	(39.7)
Changes in short-term borrowings, net	(4.0)	(14.0)
Repayments of long-term borrowings	(0.1)	(40.1)
Net cash used in financing activities	(616.1)	(259.1)
Net decrease in cash and cash equivalents	(213.9)	(196.8)
Cash and cash equivalents, beginning of period	437.9	634.7
Cash and cash equivalents, end of period	$224.0	$437.9

RADIOSHACK CORPORATION AND SUBSIDIARIES Reconciliation Table of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited) (In millions except per share amounts)

FREE CASH FLOW
Year-end 2005

Net cash provided by operating activities	$362.9
Less:
Additions to property, plant and equipment	170.7
Dividends paid	33.7
Free cash flow	$158.5